Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR MORE INFORMATION, CONTACT:
BARRY A. ROTHMAN                                 GARY GERACI
ONSTREAM MEDIA CORPORATION                       EQUITY PERFORMANCE GROUP
954-917-6655                                     781-444-6100, EXT. # 629
brothman@onstreammedia.com                       garyg@nationalfc.com

      ONSTREAM MEDIA CORPORATION REPORTS FISCAL 2005 FIRST QUARTER RESULTS

Pompano Beach, FL - February 22, 2005 - Onstream Media Corporation (Nasdaq:
ONSM), a business services provider of video and rich media communication, webcasting and digital asset management, today announced its financial results for the first quarter ended December 31, 2004.

FIRST QUARTER FINANCIAL RESULTS HIGHLIGHTS:

o REVENUE: Revenue increased 35% to approximately $2.22 million for the first quarter of fiscal 2005, from approximately $1.65 million for the first quarter of fiscal 2004.

o NET LOSS: Net loss was approximately $1,854,000, or $.37 per share, for the first quarter of fiscal 2005, compared to a net loss of approximately $487,000, or $.12 per share for the first quarter of fiscal 2004.

o GROSS MARGIN: Gross margin for the first quarter of fiscal 2005 increased approximately 37% to approximately $1,446,000, representing approximately 65% of revenue, compared to gross margin of approximately $1,054,000, representing approximately 64% of revenue, for the first quarter of fiscal 2004.

FIRST QUARTER ENDED DECEMBER 31, 2004 FINANCIAL RESULTS SUMMARY

For the first quarter ended December 31, 2004, revenue increased 35% to $2,223,680 from $1,652,292 for the first quarter ended December 31, 2003. The Company incurred a net loss of $1,854,425, or $.37 per share, for the first quarter ended December 31, 2004, compared to a net loss of $486,940, or $.12 per share during the first quarter ended December 31, 2003.

Although the net loss increased to approximately $1.85 million during the first quarter of fiscal 2005 from approximately $487,000 during the first quarter of fiscal 2004, net cash used in operating activities actually decreased to approximately $164,000 from approximately $369,000 during the respective three-month periods. Cash used in operations for the current period was significantly less than our net loss as a result of approximately $1.5 million in non-cash expenses and approximately $200,000 arising from non-cash changes in working capital. The $1.5 million in non-cash expenses includes the write-off of unamortized discount on notes payable, depreciation, amortization, professional fees paid with shares and options and penalty fees paid in common shares related to a prior financing.


(more)

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ONSTREAM MEDIA CORPORATION REPORTS FIRST QUARTER RESULTS
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"We are pleased to note that revenues from our digital asset management services, which commenced in February of 2004, coupled with sustained growth in sales of higher priced video webcasts, resulted in a significant increase in our revenues as compared to the first quarter of fiscal 2004," said Randy Selman, president and Chief Executive Officer of Onstream Media. . "It should also be noted that the net cash used in operations was approximately $164,000 for the three months ended December 31, 2004, as compared to approximately $369,000 in the corresponding prior year period. With regard to revenue growth, our focus on building sales in the higher priced per-event priced webcast product segment has again allowed us overcome the expected decline in total event production, which has occurred primarily in the lower-priced audio-only segment. In fact, average revenue per webcast expanded during the recently ended quarter to approximately $710 as compared approximately $570 during the same period in fiscal 2004. Additionally, revenues from network equipment sales and rentals have begun to rebound, reflecting our increased ability to finance the inventory and receivables necessary to support such sales. The net result is that we were also able to post continued sales growth relative to the preceding fourth quarter of fiscal 2004."

 "We expect this improved performance to continue in the coming quarters, with further acceleration of our growth beginning later this year upon the completion, launch and marketing of the fully robust Onstream Media platform that has the capability to support the entire lifecycle of our customers' digital assets," Mr. Selman concluded.

ABOUT ONSTREAM MEDIA CORPORATION

Onstream Media is a business services provider that specializes in video and rich media communication, webcasting and digital asset management services. Utilizing processing and distribution software, Onstream Media provides encoding, editing, indexing and querying services. Onstream Media's objectives in this service segment of its business continues to be the building of a fully robust, comprehensive Digital Asset Management (DAM) feature set that virtually any company, government agency or other enterprise having a need to manage rich media content will be able to utilize in an affordable and highly secure environment. For more information, visit the Onstream website at www.onstreammedia.com.

This press release contains forward-looking statements, some of which may relate to Onstream Media Corporation (formerly known as Visual Data Corporation), and which involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward looking statements as a result of certain factors, including those set forth in Onstream Media Corporation's filings with the Securities and Exchange Commission.


                            (FINANCIAL TABLES FOLLOW)

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ONSTREAM MEDIA CORPORATION REPORTS FIRST QUARTER RESULTS
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                        COMPARATIVE OPERATING HIGHLIGHTS


                                         For the Three Months Ended December 31,
                                         ---------------------------------------
                                                      (unaudited)

                                               2004                2003
                                               ----                ----
Revenue                                    $   2,223,680       $  1,652,292
                                           =============       ============

Net Loss                                   $  (1,854,425)      $   (486,940)
                                           =============       ============

Net Loss per common share                  $       ( .37)      $       (.12)
Weighted average shares outstanding            5,040,598          3,906,478




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